Exhibit 10.1

REAL ESTATE LEASE

This Lease Agreement (this "Lease") is dated April 1, 2012, by and between Cheldin Management Company ("Landlord"), and Unico American Corp ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant the second floor consisting of 20,000 square feet of the building located at 23251 Mulholland Drive, Woodland Hills, CA 91364 (the "Premises").

TERM. The lease term will begin on April 1, 2012 and will terminate on March 31, 2013.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly installments of $40,500.00 ($1.80 per sq. ft), payable in advance on the first day of each month, for a total lease payment of $486,000.00.

PRIOR LEASE. The parties acknowledge that since April 1987, Tenant has been occupying the entire building located at 23251 Mulholland Drive, Woodland Hills, CA 91364 pursuant to a prior lease between Landlord and Tenant. The prior lease was extended from time to time pursuant to mutual agreement of Landlord and Tenant. The parties hereby agree that the prior lease is deemed terminated, without further notice from either party, effective March 31, 2012; upon such termination, all obligations of Landlord to Tenant and of Tenant to Landlord under and pursuant to the prior lease shall be deemed paid and satisfied.

FIRST FLOOR. If Tenant does not vacate the first floor of the premises by April 1, 2012, then Tenant shall pay additional rent for its occupancy of the first floor, at $40,500 per month, until the first floor is vacated. Tenant shall promptly notify landlord of its vacation of the occupancy of the first floor. Said additional rent shall cease on the date that Tenant provides such notice or on the date that the first floor is vacated, whichever is later.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

USE OF PREMISES. Tenant may use the Premises only for general office purposes. The Premises may be used for any other purpose only with the prior written consent of Landlord, which shall not be unreasonably withheld.

PARKING. Tenant shall be entitled to use and reserve 50 % of the existing covered parking spaces and to use 50% of the outdoor parking spaces for the parking of the Tenant's employees and customers'/guests' motor vehicle(s).

PROPERTY INSURANCE. So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage and other property insurance policies existing for the benefit of the respective party. Each party shall obtain any special endorsements, if required by their insurer, to evidence compliance with the aforementioned waiver.

MAINTENANCE. Landlord shall have the responsibility to maintain the Premises in good repair at all times including all common areas, parking facilities and elevators.

UTILITIES AND SERVICES. Landlord agrees to furnish to the premises during reasonable hours of generally recognized business days water and electricity suitable for the intended use of the premises, heat and air conditioning required for the comfortable use and occupation of the premises, janitorial service, and elevator service. Landlord shall also maintain and keep lighted the common stairs, entries and toilet rooms in the building of which the demised premises are a part.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Landlord shall pay all real estate taxes and assessments for the Premises.

PERSONAL TAXES. Landlord shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 10 days (or any other obligation within 30 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent". The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to the normal payment rate set forth in the Lease Payments paragraph.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. Tenant shall not install awnings or advertisements on any part of the Premises without Landlord's prior written consent. At the end of the lease term, Tenant shall be entitled but not obligated to remove such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. However, Landlord does not assume any liability for the care or supervision of the Premises. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual "To Let" signs and show the Premises to prospective tenants.

INDEMNITY REGARDING USE OF PREMISES. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's possession, use or misuse of the Premises, except Landlord's act or negligence.

To the extent permitted by law, Landlord agrees to indemnify, hold harmless, and defend Tenant from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Tenant may suffer or incur in connection with landlord’s ownership, use or misuse of the Premises, except Tenant’s act or negligence.

COMPLIANCE WITH REGULATIONS. Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, county, municipal and other authorities, and the fire insurance underwriters. However, Tenant shall not by this provision be required to make alterations to the exterior of the building or alterations of a structural nature.

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

SUBORDINATION OF LEASE. This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises, nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), nor assign, mortgage or pledge this Lease, without the prior written consent of Landlord, which shall not be unreasonably withheld.

NOTICE. Notices under this Lease shall not be deemed valid unless hand-delivered or sent by mail, postage prepaid, addressed as follows:

LANDLORD:

Cheldin Management Company

1575 Sorrento Drive

Pacific Palisades, CA 90272

Attn: Erwin Cheldin

TENANT:

Unico American Corp

23251 Mulholland Drive

Woodland Hills, CA 91364

Attn: Cary L. Cheldin

Such addresses may be changed from time to time by either party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of California.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD:

Cheldin Management Company

By: /s/ Erwin Cheldin                 Date: February 29, 2012

Erwin Cheldin,

Owner

TENANT:

Unico American Corp

By: /s/ Cary L. Cheldin             Date: February 29, 2012

Cary L. Cheldin,

President and Chief Executive Officer

By: /s/ Lester A. Aaron           Date: February 29, 2012

Lester A. Aaron,

Treasurer and Chief Financial Officer

ADDENDUM TO REAL ESTATE LEASE DATED FEBRUARY 28, 2012

This Addendum to Real Estate Lease ("Lease") is dated March 14, 2012, by and between Cheldin Management Company ("Landlord"), and Unico American Corp ("Tenant"). The parties agree as follows:

That paragraph of the Lease entitled ACCESS BY LANDLORD TO PREMISES shall be and hereby is deleted and replaced with the following:

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual "To Let" signs and show the Premises to prospective tenants. Landlord agrees that any access to the room located in the southwest corner of the underground parking garage (the “Room”) shall remain locked with a key provided to tenant only. If for any reason any access to that Room is required by Landlord or by someone other than Tenant, Landlord will notify Tenant so Tenant can be present during such access. Landlord agrees that Tenant shall have exclusive right to store items in or otherwise use the Room. It is also agreed that Tenant may, at its sole expense, install a second air conditioner in the Room.

LANDLORD:

Cheldin Management Company

By: /s/ Erwin Cheldin             Date: March 14, 2012

Erwin Cheldin,

Owner

TENANT:

Unico American Corp

By: /s/ Cary L. Cheldin          Date: March 14, 2012

Cary L. Cheldin,

President and Chief Executive Officer

By: /s/ Lester A. Aaron         Date: March 14, 2012

Lester A. Aaron,

Treasurer and Chief Financial Officer

SECOND ADDENDUM TO REAL ESTATE LEASE DATED FEBRUARY 28, 2012

This Second Addendum to Real Estate Lease ("Lease") is dated March 22, 2012, by and between Cheldin Management Company ("Landlord"), and Unico American Corp ("Tenant"). The parties agree as follows:

RENEWAL OR EXTENSION: Lessee shall have the option to renew and extend the term of the lease for a period of 6 months beginning upon the expiration of the initial term, provided that Lessee, at least ninety (90) days prior to the expiration of the initial term, gives Lessor written notice of its intention to exercise such option. Provided the initial extension option shall have been exercised, Lessee shall have the further option to renew and extend the terms of the lease for two additional renewal terms of 6 months each beginning upon the expiration of the first renewal term, provided that Lessee, at least ninety (90) days prior to each renewal term, gives Lessor written notice of its intention to exercise such right. Any such renewed and extended terms shall be at the same rent as provided in the lease and shall otherwise be subject to all of the agreements, covenants, and conditions set forth in the lease.

LANDLORD:

Cheldin Management Company

By: /s/ Erwin Cheldin            Date: March 23, 2012

Erwin Cheldin,

Owner

TENANT:

Unico American Corp

By: /s/ Cary L. Cheldin         Date: March 23, 2012

Cary L. Cheldin,

President and Chief Executive Officer

By: /s/ Lester A. Aaron         Date: March 23, 2012

Lester A. Aaron,

Treasurer and Chief Financial Officer